Exhibit 10.34
Janus International Group, LLC
135 Janus International Blvd.
Temple, GA 30179
866.562.2850 | www.janusintl.com
1/11/2016
Peter J. Frayser
[***]
[***]
[***]
Dear Peter,
Congratulations! On behalf of Janus International Group, LLC it is a pleasure to confirm our offer of employment to you for the position of Business Development Manager of Latin America and South Africa, reporting to Vice President of International Sales -Roc Hughes. Your anticipated start date is February 15, 2016. Your bi-weekly salary for the position is $3461.53 which equates to $90,000.00 per year. In this position you'll also receive a .0075 bonus potential for 2016. It will be adjusted to .0050 bonus potential for 2017. This bonus is based upon performance goals for Latin America and South Africa. Based on 2015 results (Material Sales of $2.6M) the total performance payout would have been ($19,500.00 at the .0075 rate). Performance incentives are paid monthly based on material sales of the individual territory and there is no cap on the incentive. You will also be provided 4 weeks of vacation and a $600.00 per month car allowance. As a concession to you we will provide a one-time signing bonus of $5,000.00. If for some reason your employment is terminated by you or Janus International Group before 90 days of employment has been completed you will be required to reimburse Janus International Group the full amount of the signing bonus. As a concession to you we will provide you with $400.00/month for work space in Atlanta, GA.
We are pleased to be able to offer you a valuable benefits package. Eligibility for insurance benefits for full-time employees begins on the first day of the month following sixty (60) days of employment. Based on a start date of February 15, 2016, your insurance eligibility will be May 1, 2016. Full-time employees are also are eligible to start participating in our 401(k) plan at the first of the month after completing sixty (60) days of service. If you begin work on February 15, 2016, you will be eligible to enroll in the 401(k) plan on May 1, 2016.
Per the Immigration Reform and Control Act of 1986, we are required to verify that you have the legal right to work in the United States. When you report to work, you will be asked to produce original documentation attesting to your status as noted on the attached list of acceptable documentation. These originals will be viewed and returned to you. Please note that employment with Janus International Group, LLC is at-will and not for a specified term, meaning that it can be terminated by you or Janus International Group, LLC at any time and for any reason, with or without cause or advance notice.
This offer is contingent upon you signing and returning a copy of this offer letter as well as the successful completion of a drug screen and background check.

We look forward to you joining our team!
Sincerely,
Roc Hughes
Vice President of International Sales

/s/ Pete Frayser
ACKNOWLEDGEMENT

I accept the offer of Business Development Manager and the conditions explained in this letter.